Exhibit 8.1
[O’MELVENY & MYERS LLP LETTERHEAD]
[DATE], 2008
HLTH Corporation
River Drive Center Two
699 River Drive
Elmwood Park, New Jersey 07407-1371
Ladies/Gentlemen:
     Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of WebMD Health Corp., a Delaware corporation (“WebMD”), relating to the proposed merger of HLTH Corporation, a Delaware corporation, (“HLTH”) with and into WebMD (the “Merger”). Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement and Plan of Merger, dated as of February 20, 2008, between WebMD and HLTH, as amended through the date hereof (the “Agreement”).
     In connection with this opinion, we have examined such documents and matters of law and fact as we have considered appropriate, including the Registration Statement and the Agreement. In addition, with your consent, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted (or to be submitted) to us as originals, the conformity to original documents of all documents submitted (or to be submitted) to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.
     We have participated in the preparation of the discussions set forth in the sections entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” and “Material U.S. Federal Income Tax Consequences of the Merger Notes” in the Registration Statement. In our opinion, such discussion, insofar as it relates to matters of United States federal income tax law, is accurate in all material respects. In addition, the discussions set forth in the section entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger,” to the extent specifically provided in the discussions, constitutes the opinion of O’Melveny & Myers LLP.
     This opinion is limited to the tax matters specifically covered herein. The opinion herein is based on current authorities and upon facts and assumptions as of the date of this opinion, including the assumption that the facts and information contained in the Registration Statement, including exhibits thereto are true, correct and complete. This opinion is subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts

HLTH Corporation, [DATE], 2008 - Page 2
or by the Internal Revenue Service or a change in any of the facts and assumptions upon which it is based. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly modify the statements and opinions expressed herein. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, so that no assurance can be given that the positions set forth above will be sustained by a court, if contested. Furthermore, we assume no obligation to advise you of any changes in the foregoing subsequent to the date of this letter, and we are not undertaking to update this letter after the date hereof.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us under the captions “Special Factors—Background of the Merger,” “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger,” “Risk Factors—Risks Related to the Merger for Holders of HLTH Common Stock,” “Effect of the Merger on HLTH’s Convertible Notes—Communications to HLTH on Behalf of Certain Noteholders,” and “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Very truly yours,
O’Melveny & Myers LLP